SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Insituform Technologies, Inc.
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On April 30, 2008, Insituform Technologies, Inc. (the “Company”) issued a press release announcing that it mailed the following letter from J. Joseph “Joe” Burgess to its stockholders.  A copy of the press release is attached hereto as Exhibit 99.1.

April 30, 2008

Dear Fellow Stockholder:

As you may know, I joined Insituform almost a month ago as your Company’s new President and Chief Executive Officer. With this letter, I would like to introduce myself briefly and share with you my thoughts about our business and your Company’s potential to create significant value going forward.  I am enthusiastic about the opportunities that exist for Insituform and its stockholders, and confident that you have a superior Board and management team working on your behalf.

I bring to Insituform over 20 years of experience in the global water, sewer, energy and petrochemical industries, during the last five of which I managed water and waste water operating services businesses at Veolia Water North America, most recently as President and CEO.  Prior to joining Veolia, I was with Covanta Water for approximately 15 years.  During my 20+ year career I have gained significant experience in the U.S. sewer and water markets, and was involved with a number of major projects in South America, the Caribbean, Europe and Asia.  As anyone in the industry can tell you, sewer and water infrastructure in the U.S. is aging and in need of immediate maintenance and repair—the same is increasingly true on a global level.  In fact, over the next 25 years, the global unmet demand for sewer and water rehabilitation and infrastructure is conservatively estimated to be more than $22 trillion!

To capitalize on these opportunities, your management team and Board are implementing a strategic plan that has begun to deliver positive results for your Company and its stockholders.  This strategic plan reflects my vision, priorities and objectives for Insituform and is designed to improve our operational and financial performance and to profitably grow your Company.  Let me share with you what our primary focus will be during the next 12 to 18 months:

•
Diversifying Insituform’s business by exploiting high growth opportunities in the U.S. sewer rehabilitation market.  We are making great strides expanding our customer base in our North American rehabilitation business.  Our sales force is broadening its focus beyond traditional urban clients to include new geographies and suburban collar communities – communities located around our existing urban clients.  To further diversify our customer base and improve profitability, we are also pursuing more negotiated work and higher margin industrial work.

•
Growing internationally and expanding into markets where demand is burgeoning and competition is more limited. We are determined to expand our business into geographies where current infrastructure does not meet current needs.  For example, as part of a ten-year plan by the City of Delhi, India to spend approximately $7.5 billion to rehabilitate its sewer and water systems, Insituform was awarded late last year two sewer rehabilitation contracts totaling $35.1 million.  Together with our local partners, we are well-positioned to grow rapidly, and I am confident that by penetrating this and other underserved markets, we can achieve double-digit international revenue growth.  In addition, we see robust opportunities to expand our United Pipeline Systems® gas and oil pipeline rehabilitation business throughout the world and anticipate performing projects on five continents during 2008.

•
Continuing to develop products and services that complement our existing businesses and can be marketed through Insituform’s global distribution network. We are constantly working to expand and improve our product portfolio.  For example, through Insituform Blue®, our portfolio of products for our potable water pipe rehabilitation business, we have been winning business domestically and internationally.  Recent awards include a $4.25 million project to rehabilitate a century-old water main line beneath New York City’s Madison Avenue and a $7.7 million project to rehabilitate a water pipeline under and around Hong Kong’s Nathan Road.  Our I Blue® business has extraordinary growth prospects and by demonstrating the cost-effective, non-invasive implementation of our I Blue® products, I believe we can achieve $150 million in business within three to five years.

I am confident that our 2008 performance will reflect a significant improvement over our 2007 results.  As I told analysts and investors on our April 25th first quarter 2008 earnings conference call, I have reviewed the Company’s 2008 business plan as well as Wall Street’s estimates for this year, and I am confident that we will comfortably out-perform the $0.54 2008 consensus EPS estimate.  Insituform’s business has real momentum, as evidenced by the growth in backlog and the series of major contract wins we have announced in the U.S. and around the world.  I am committed to ensuring that your Company continues to execute on its strategic plan in 2008 and building on this momentum for years to come.

I joined Insituform with the strong belief that your board of directors, the rest of the management team and myself would be a great partnership to bring this Company to new levels of success.  I have great respect for our people at every level: we have a hard working and talented global workforce of 1,600 strong, an outstanding and proven management team, and a board that is experienced, independent and engaged. I share with the Board and your management team a confidence that Insituform has the right plan and the right team in place to execute that plan, and that together we can deliver sustainable and profitable growth and enhanced value to our stockholders.

For all of these reasons, it is unfortunate that at this critical time for Insituform a dissident hedge fund, Water Asset Management (WAM), has chosen to wage a costly and distracting proxy contest at this year’s Annual Meeting.  WAM, which has not put forth any ideas to improve stockholder value, is attempting to seize control of your Company and pursue a fire-sale of the Company—an irresponsible proposition in the current economic environment and quite telling of its self-serving agenda.  More importantly, we believe WAM threatens the future value of your investment.

I am confident that Insituform is on the right path to a stronger future and increased value for all Insituform stockholders.  I urge you to support Insituform and vote the WHITE proxy card to elect your Board’s nominees.

Thank you for your consideration.

Very truly yours,

J. Joseph “Joe” Burgess
President and Chief Executive Officer
Insituform Technologies, Inc.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free:  (888) 750-5834
Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT
We urge you NOT to sign any Blue proxy card sent to you by Water Asset Management.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone,
by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Additional Information
Insituform has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its 2008 Annual Meeting. Insituform’s stockholders are strongly advised to read the definitive proxy statement carefully, as it contains important information.  Free copies of the definitive proxy statement, and any amendments or supplements thereto, and other materials filed by Insituform with the SEC will be available free of charge on the SEC’s website at www.sec.gov, on Insituform’s website at www.insituform.com under Investors/SEC or by directing requests to Insituform’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this document that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this document are qualified by these cautionary statements.

Insituform®, the Insituform® logo, Insituform Blue®, United Pipeline Systems® and Clean Water for the World® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

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Exhibit

99.1	Press Release of Insituform Technologies, Inc. dated April 30, 2008.